Exhibit 10.25

FORM OF LICENSE AGREEMENT

This License Agreement (this “License”), dated as of [_____], 20[_] (the “Effective Date”), is entered into by and between APT Cowork, LLC, a Delaware limited liability company (“APT”), and [_______], a [______] (“Owner”).

WHEREAS, APT is the owner of branded cowork application technology that enables tenants at multifamily residential complexes and non-tenants to (i) access high-speed internet, (ii) access coworking space, (iii) access an application related to the coworking space, (iv) access events hosted by APT and (v) access a reservation system, allowing tenants and non-tenants to reserve conference room(s) or office space (the “Cowork Technology”).

WHEREAS, Owner is the owner of that certain multifamily residential complex located at [______] commonly referred to as [_____] (the “Project”), including the coworking space at the Project as more specifically described on Exhibit A (the “Premises”).

WHEREAS, APT and Owner desire for (i) APT to grant Owner a license to make the Cowork Technology available to Owner’s tenants at the Project and non-tenants and (ii) Owner to grant APT a license to use the Premises, in each case, on the terms set forth in this License.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. License.

(a) Cowork Technology. Subject to the terms and conditions set forth in this License, APT hereby grants to Owner, and Owner hereby accepts, a non-exclusive license to make the Cowork Technology available to Owner’s tenants at the Project and non-tenants.

(b) Premises. Subject to the terms and conditions set forth in this License, Owner hereby grants to APT, and APT hereby accepts, a license to enter into and use the Premises for the following permitted uses and for no other purposes whatsoever (the “Permitted Uses”): (i) a coworking space for tenants of the Project and non-tenants, (ii) a space for Premises Events (defined below), (iii) conference room(s) and/or office space(s) available by reservation to tenants and non-tenants and (iv) the right to use, on a non-exclusive basis, the nearest restrooms to the Premises. APT shall have the right to use Owner’s furniture, fixtures and personal property as may be located at the Premises (the “Personal Property”), which shall be returned to Owner upon the end of the Term (defined below) pursuant to the terms and conditions of this License.

2. Premises Events. Owner grants to APT the right to host private events for non-tenants and tenants of the Project at the Premises (“Premises Events”). APT shall host all Premises Events in compliance with the Premises Events rules set forth on Exhibit B. APT and Owner agree that Owner is permitting APT to host the Premises Events as a service to the tenants of the Project, not to Owner.

3. License Term. This License shall commence on the Effective Date and have a 1-year term (the “Term”), which Term shall automatically renew for additional 1-year terms. Either party may terminate this License by providing 30 days prior written notice of termination to the other party.

4. Payment to APT. APT shall be entitled to (i) $5.00 per unit at the Project per month from each tenant that enters into a new lease or renews a lease at the Project on and after the Effective Date during the Term; (ii) all fee income generated from a party’s non-exclusive use of the Premises during the

Term from Permitted Uses; and (iii) a finder’s compensation equal to 30% of the rental rate for income generated from a party’s exclusive use of the Premises pursuant to a lease agreement between such party and Owner during the Term.

5. Premises.

(a) Condition. APT accepts and shall engage in the Permitted Uses at the Premises and Project in their “as-is,” “where-is,” “with all faults” condition and subject to all matters of record. APT represents, warrants and agrees that Owner has not made and shall at no time in the future be deemed to have made any representation or warranty, express or implied or arising by operation of law, with respect to the condition of the Premises or any portion of the Project, their compliance with applicable laws, their safety, habitability, merchantability or fitness for the Permitted Uses or any purpose whatsoever. Owner shall make the Premises available to APT for Permitted Uses in its “as is” condition and shall not be required to provide any services or any improvement or other allowance for the Premises.

(b) Alterations. APT shall make no alterations or improvements to the Premises without Owner’s prior written consent, which Owner may withhold in its sole and absolute discretion; provided, however, Owner grants APT the right to erect signs, banners or other forms signage of APT at the Premises with APT’s branding provided that such branding does not cause structural changes to the Premises.

(c) Owner’s Access. Owner shall be permitted to enter the Premises at any time, including during Permitted Uses.

(d) Safety and Security. APT shall be responsible at all times with respect to the Permitted Uses under this License (i) for the safety of any APT Parties (defined below) who access the Premises, (ii) for the prevention of any nuisance or trespass at the Project and (iii) for securing the Premises and any personal property, materials or equipment thereon. Owner shall be responsible at all times with respect to Owner’s use of the Premises (i) for the safety of any Owner Parties (defined below) who access the Premises, (ii) for the prevention of any nuisance or trespass at the Project and (iii) for securing the Premises and any personal property, materials or equipment thereon. APT and Owner agree that any expense or liability incurred pursuant to this Subsection shall be based on the relative fault of APT and Owner relating to the causation of the expense or liability, and any dispute in connection with the determination of relative fault shall first be attempted to be resolved by negotiation between APT and Owner and, if unsuccessful, then such dispute shall be resolved by arbitration as set forth in Section 21 of this License.

(e) Non-Tenant Access. Prior to granting any non-tenant of the Project access to the Premises (other than Premises Events), APT shall perform a criminal-only background check utilizing a third-party provider (TransUnion as of the Effective Date and thereafter any provider mutually agreed upon by APT and Owner) to confirm the suitability of such non-tenant to utilize the Premises.

6. Compliance with Laws. APT shall, at APT’s sole cost and expense, comply with all laws, codes, statutes, ordinances, orders, requirements, rules and regulations of all federal, state, local and municipal governments and authorities, and the appropriate departments, commissions, boards and officers thereof, which shall impose any duty upon the Owner or APT with respect to the Permitted Uses and the Premises. APT represents that it possesses any and all applicable license(s), permits or certifications required in connection with the Cowork Technology and Permitted Uses and APT shall at its sole cost and expense maintain the same in good standing throughout the term of this License.

7. Lien Free. APT shall pay promptly all costs in connection with the rights granted to APT hereunder, and shall take all steps necessary to prevent a lien for non-payment of such costs from being placed against the Premises or Project in connection with the Permitted Uses. Should any such lien be filed, APT shall, within 10 days after receipt of notice that any such lien or liens are filed, cause such lien or liens to be canceled of record whether by paying the amount of the claimed lien or by causing the same to be bonded, so long as the posting of such bond releases the lien of record.

8. Insurance. Throughout the Term, APT shall maintain, at its sole cost and expense, commercial general liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, including coverage for the performance by APT of the indemnification by APT set forth below. Such policy shall name (i) Owner, (ii) Owner’s property manager at the Project (the “Property Manager”), as agent for Owner, and (iii) such other entities as Owner specifies as additional insured. Any such insurance maintained by APT shall be primary and any insurance carried by Owner shall be excess and not contributing. APT hereby waives all subrogation rights of its insurance carriers in favor of Owner. Insurance required to be maintained by APT hereunder shall be in companies holding a General Policyholders Rating of A or better and a financial rating of 10 or better, as set forth in the most current issue of Best’s Insurance Guide. No such policy shall be cancelable or subject to reduction of coverage except after 30 days prior written notice to Owner. APT shall, within 10 days prior to the expiration, cancellation or reduction of such policies, furnish Owner with renewals or proof of continuing insurance thereof. The limits of such insurance shall not limit APT’s liability nor relieve APT of any obligation hereunder. APT shall, at APT’s expense, maintain such other liability insurance as APT deems necessary to protect APT.

9. Representations of the Parties.

(a) Power and Authority. Each party to this License represents and warrants to the other that (i) it is duly authorized to execute and deliver this License and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) the person signing this License on its behalf is duly authorized to do so; (iii) it has obtained all authorizations of any governmental body required in connection with this License and such authorizations are in full force and effect; and (iv) the execution, delivery and performance of this License will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

(b) Cowork Technology. APT represents and warrants to Owner that APT owns all rights, title and interest in the Cowork Technology and has the authority to license the Cowork Technology described in this License.

10. Subordination. This License and all rights of APT hereunder are and shall be subject and subordinate in all respects to all mortgages on the Project, now or hereafter existing, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such mortgages and spreaders and consolidations of such mortgages. In addition, Owner shall have no right or interest in the Project or any improvements thereon (including Personal Property), and this License does not run with the land unless assigned by Owner pursuant to this License. This paragraph shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, APT shall promptly execute and deliver any instrument that Owner, or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. In the event that APT does not promptly comply with the requirements of this Section, APT grants owner a power of attorney for Owner to execute any and all such instruments on behalf of APT as APT’s attorney-in-fact.

11. Surrender and Holdover. Upon the expiration of the Term (whether by lapse of time or earlier termination of this License), APT shall surrender the Premises broom clean and neat and otherwise in the same condition as it existed at the commencement of the Term, except for normal wear and tear, APT having removed any personal property of APT (including signs, banners or other forms signage of APT). If APT fails to remove any such property, Owner is hereby authorized, without liability to APT for loss or damage thereto, and at the sole risk of APT, to remove and store any of the property at APT’s expense, or to retain same under Owner’s control or to sell at public or private sale, or to destroy such property. Should APT not surrender the Premises in accordance with this License upon the expiration of the Term or earlier termination of this License, Owner shall be entitled to holdover fees equal to $1,000 plus any expenses incurred in connection with remediating the condition of the Premises, in addition to all other remedies available to Owner under this License, at law and/or in equity. Notwithstanding the foregoing, nothing contained herein shall entitle APT to remain in the Premises after the expiration of the Term, nor does Owner’s failure to pursue any proceedings to cause APT to vacate the Premises during such period constitute a waiver of any of Owner’s rights.

12. Confidential Information. Owner and APT each acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive non-public personal information, or access to non-public personal information about APT Parties and Owner Parties, respectively (“Confidential Information”). All Confidential Information obtained in fulfilling the terms of this License shall be considered confidential. Neither Owner nor APT shall disclose Confidential Information to any other person or entity or use such Confidential Information other than to carry out the purposes of this License. Without limiting the foregoing, the parties may provide Confidential Information to perform their respective duties and obligations under the terms of this License. In the event that a party is required by law or regulation to disclose any Confidential Information hereunder, the such party shall, to the extent practicable, give prior notice of such requirement to the other party and afford the other party a reasonable opportunity to comment on the form and content of such disclosure and/or to seek a protective order limiting such disclosure and/or confidential treatment thereof.

13. Intellectual Property. Each party agrees to not use or take the intellectual property of the other party. Intellectual property shall mean any patent, trademark, service mark, logo, get-up, trade name, internet domain name, right in designs, blue print, program and manual, drawing, copyright (including rights in computer software), database right, topography right, utility model, right in know-how and other intellectual property right, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

14. Default. In the event of default in the performance by APT of any covenant or condition herein contained, then, in addition to any other rights and remedies available to Owner under this License, at and/or in equity, Owner may terminate this License immediately upon notice of such default from Owner to APT. No default shall be deemed waived and no cure thereof accepted unless expressly given in writing.

15. Indemnification. APT shall and does hereby indemnify and hold Owner, Property Manager, and any holder of a mortgage lien against any portion of the Project, and each of their respective subsidiaries, affiliated or parent companies, and their respective managers, members, shareholders, directors, officers, employees, agents, consultants, contractors and invitees, and all of their successors and assigns (collectively, the “Owner Parties”) harmless from any loss, damage, cost or expense (including reasonable attorneys’ fees and expenses incurred) which any Owner Parties might suffer or incur as a result of breach of this License or any act or omission of APT or any of APT’s agents, employees, invitees, customers, guests, contractors, subcontractors, suppliers, members, partners, officers and directors (“APT Parties”) using the Premises or arising from any act or event occurring on the Premises during the Term or the exercise of APT’s rights hereunder and assumes all financial responsibility for any claims for personal or property damage caused by the negligence or wrongful acts of APT Parties during the Term and APT’s use of the Premises; provided however, that such indemnification shall be limited to the relative fault APT compared to Owner. Owner shall and does hereby indemnify and hold APT harmless from any loss, damage, cost or expense (including reasonable attorneys’ fees and expenses incurred) which APT might suffer or incur as a result of breach of this License or any act or omission of Owner or any Owner Parties using the Premises or arising from any act or event occurring on the Premises during the Term or the exercise of Owner’s rights hereunder and assumes all financial responsibility for any claims for personal or property damage caused by the negligence or wrongful acts of Owner Parties during the Term and Owner’s use of the Premises; provided however, that such indemnification shall be limited to the relative fault Owner compared to APT. APT and Owner agree that the indemnification required in this Subsection shall be based on the relative fault of APT and Owner relating to the causation of the indemnification, and any dispute in connection with the determination of relative fault shall first be attempted to be resolved by negotiation between APT and Owner and, if unsuccessful, then such dispute shall be resolved by arbitration as set forth in Section 21 of this License.

16. Recordation of this License. The parties acknowledge and agree that in no event shall this License or any notice or memorandum thereof be recorded in any jurisdiction.

17. Successors and Assigns. Owner may assign, sublicense or transfer any of its rights under this License, including to a successor owner of the Project. APT may not assign, sublicense or transfer any of its rights under this License without the prior written consent of Owner, and any assignment in contravention of this sentence shall be null and void. In no event shall Owner, or its successors, be liable for any indirect, consequential or punitive damages in connection with this License or the occupancy of the Premises.

18. Relationship. APT acknowledges that it is wholly independent from Owner. Nothing contained herein shall be construed to join the parties as partners, joint venturers, or principal and agent, and APT shall have no power to obligate Owner contractually in any manner.

19. Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20. Amendment. This License may only be amended with the written consent of Owner and APT.

21. Disputes.

(a) Mediation. In the event of a dispute under this License, the Owner and APT shall first be subject to non-binding mediation at a mutually convenient location in Salt Lake City, Utah. Such mediation shall be in accordance with the JAMS’ Mediation Rules (the “Mediation Rules”). The parties agree to use their good faith efforts to hold their first meeting with any mediator within 15 days after the written notice from one party to the other parties invoking the mediation under this Section 21(a) (“Mediation Notice”). The parties agree that the mediation proceedings shall be confidential as provided in the Mediation Rules. If the dispute has not been resolved within 90 days of receipt of the Mediation Notice by the non-invoking parties, then the parties shall not be obligated to proceed further with such mediation. Each of the parties to the mediation shall pay their portion of the mediator’s fees for any mediation under this Section 21(a); each of the parties shall otherwise each pay their own costs and attorneys’ fees incurred in relation to such mediation.

(b) Venue. All disputes arising out of this License shall be resolved by mediation pursuant to Section 21(a). In the event that any dispute is not able to be mediated or any action is brought to enforce the judgment of the mediator, such dispute shall be brought only in a court of competent jurisdiction located in Sale Lake City, Utah.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LICENSE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Attorneys’ Fees. If any action or proceeding is commenced (including an appeal thereof) to enforce any of the provisions of this License, the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees, disbursements and costs, court costs and reimbursements for any other expenses incurred in connection therewith. The rights and obligations of the parties under this paragraph shall survive the expiration or termination of this License.

22. Force Majeure. In no event shall Owner be liable to APT for any damages to APT if Owner is unable to perform its obligations hereunder or if APT is delayed in or prevented from using the Premises as permitted under this License by reason of any cause beyond Owner’s reasonable control, including, without limitation, acts of God, strikes, lockouts, severe weather, labor troubles, failure of power or other utility services, pandemics, riots or war (“Force Majeure Events”). The failure of either party hereto to perform its obligations, covenants and Licenses hereunder shall be excused during such period as the party failing to perform is unable to so perform by reason of Force Majeure Events; provided, however, APT shall not be excused from its obligations hereunder to pay its consideration obligations hereunder by reason of any Force Majeure Events.

23. Miscellaneous.

(a) Notices. Any notice to be given or other document or payment to be delivered by any party hereto to any other party hereto shall be addressed to the applicable party for whom intended as follows: (i) to Owner at [_________], 1245 Brickyard Road, Suite 250, Salt Lake City, UT 84106 and (ii) to APT at APT Cowork, LLC, PO Box 71881 Salt Lake City, UT 84171-0881.

(b) Headings. All section headings in this License are for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this License.

(c) Entire Agreement. This License constitutes the entire written agreement between the parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof.

(d) Governing Law. This License shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to any choice of law rules.

(e) Counterparts. This License may be executed in counterparts, each of which shall be deemed an original as against the parting signing such counterpart, but which together shall constitute one and the same instrument.

(f) Electronic Signatures. Any electronic signature of a party to this License shall be valid as an original signature and shall be effective and binding. Any such electronic signature shall be deemed to (i) be “written” or “in writing,” (ii) have been signed and (iii) constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

(g) REIT Compliance. APT and Owner agree that it is the intent of APT and Owner that this License will not cause Owner to receive or accrue “impermissible tenant service income” during any taxable year with respect to the Project (within the meaning of Section 856(d)(7) of the Internal Revenue Code of 1986, as amended (the “Code”)) that exceeds 0.6% of all amounts received or accrued by Owner during any taxable year with respect to the Project. This License shall be interpreted consistently with the foregoing intent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned enter into this License effective as of the Effective Date.

OWNER:

[______], a [______]

By:

Name:
Title:

APT:

APT Cowork, LLC, a Delaware limited liability company

By:

Name:
Title:

[Signature Page to License Agreement (APT – Cottonwood)]

EXHIBIT A

DESCRIPTION OF PREMISES

[DESCRIPTION]

[Number of Units: [____]]

EXHIBIT A

EXHIBIT B

PREMISES EVENT RULES

1. APT must obtain the prior written consent of Owner for each Premises Event.

2. Premises Event must be legal and all applicable permits and approvals must obtained prior to the Premises Event.

3. APT shall be solely responsible for the setup and preparation of the Premises Events and shall conduct all cleanup activities immediately following the Premises Event subject to Owner’s reasonable approval.

4. Entry to Project or Premises shall be made only through doors/entries assigned for such purpose by Owner for APT’s use.

5. Staging, if applicable, will be only in an area designated by Owner for such purpose. APT’s permittees will not be allowed to wander throughout the Project and shall remain on the Premises.

6. No smoking is permitted anywhere in the Project, except where specifically designated. All persons entering upon the Premises and the Project pursuant to this License shall observe strict fire precautions.

7. No person entering upon the Premises or the Project pursuant to this License shall carry any firearms onto the Premises or the Project.

8. No dollies and/or equipment may be trucked, dragged, slid or otherwise transported up or down the stairs of the Project in any manner that may cause damage by marring, scratching or chipping, etc.

9. APT agrees to place adequate layout board and other protective floor coverings (i) under equipment used in the Premises and the Project, (ii) on areas of heavy foot traffic in the Premises and the Project and (iii) on all areas where equipment will be transported (pathways, staging areas, etc.) in the Premises and the Project.

10. Alcoholic beverages are not allowed on the Premises unless prior permission is granted by Owner.

11. The use of smoke machines is not allowed on the Premises or any other area of the Project.

12. No screaming, yelling, boisterous, violent or reckless behavior will be permitted in the Project. Any person who appears intoxicated or conducts themselves in a manner which, in the sole opinion and at the sole discretion of Owner or Owner’s agent, is unacceptable, will be immediately evicted from the Premises and the Project. APT will accept and bear all responsibility for the consequences and actions arising from the eviction of such persons.

EXHIBIT B